CONFIDENTIAL Congratulations on your promotion! Hyon Park EE # 278546 Congratulations on your promotion to Chief Operating Officer! This will confirm the details of your pay change effective June 6, 2024. Note the above annual illustrations assume 100% bonus payout. Actual bonus payment calculations include proration for time worked in different roles during FY2024. Thank you for your amazing contributions and we look forward to your continued success!